Exhibit 4.6

AMENDMENT NO. 5 TO
AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 5 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of October 8, 2014 and is entered into by and among AMERICA’S CAR-MART, INC., a Texas corporation (“Parent”), COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Colonial”), AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), TEXAS CAR-MART, INC., a Texas corporation (“TCM”)(each of Colonial, ACM and TCM, a “Borrower”, and collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A.,, as administrative agent for the Lenders (“Agent”) and lead arranger and book manager for the Lenders. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as hereinafter defined).

WITNESSETH

WHEREAS, Parent, Borrowers, Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 9, 2012 (as previously amended, amended and restated, modified, supplemented or renewed, the “Loan Agreement”);

WHEREAS, Parent, Borrowers, Lenders and Agent have agreed to amend the Loan Agreement subject to the terms and conditions stated herein; and

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree as follows:

I.                   Amendments to the Loan Agreement.

A.                The definition of “ACM-TCM Revolver Termination Date” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

ACM-TCM Revolver Termination Date: October 8, 2017.

B.                 The definition of “Colonial Contracts Advance Rate” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

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Colonial Contracts Advance Rate: 45% with respect to Long Term Contracts, 50% with respect to Medium Term Contracts and 55% with respect to all other Vehicle Contracts; provided, however, that the applicable Contracts Advance Rate shall be reduced by 0.25% for each 0.25% (or portion thereof) that the Contracts Advance Rate Adjustment Percent for the month immediately preceding the date of determination exceeds 35%; in each instance such adjustment shall be calculated as of the last day of each month and shall be effective as of the first day of the month immediately following the date of determination, based upon information delivered by Borrowers to Agent pursuant to Section 8. For example, if the Colonial Contracts Advance Rate Adjustment Percent is 35.10%, the Colonial Contracts Advance Rate shall be 44.75% with respect to Long Term Contracts, 49.75% with respect to Medium Term Contracts and 54.75% with respect to all other Vehicle Contracts; if the Colonial Contracts Advance Rate Adjustment Percent is 35.30%, the Colonial Contracts Advance Rate shall be 44.50% with respect to Long Term Contracts, 49.50% with respect to Medium Term Contracts and 54.50% with respect to all other Vehicle Contracts; if the Colonial Contracts Advance Rate Adjustment Percent is 35.6%, the Colonial Contracts Advance Rate shall be 44.25% with respect to Long Term Contracts, 49.25% with respect to Medium Term Contracts and 54.25% with respect to all other Vehicle Contracts; if the Colonial Contracts Advance Rate Adjustment Percent is 35.90%, the Colonial Contracts Advance Rate shall be 44% with respect to Long Term Contracts, 49% with respect to Medium Term Contracts and 54% with respect to all other Vehicle Contracts; if the Colonial Contracts Advance Rate Adjustment Percent is 36.10%, the Colonial Contracts Advance Rate shall be 43.75% with respect to Long Term Contracts, 48.75% with respect to Medium Term Contracts and 53.75% with respect to all other Vehicle Contracts; and so on.

C.                 The definition of “Amendment No. 5 Effectiveness Date” is hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

Amendment No. 5 Effectiveness Date: October 8, 2014.

D.                The definition of “Applicable Margin” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Applicable Margin: with respect to any Type of Revolver Loan, the margin set forth below, as determined by the Leverage Ratio for the last Fiscal Quarter:

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Level	Leverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	< 0.75:1.00	0%	2.250%
II	> 0.75:1.00 and < 1.25:1.00	0%	2.375%
III	> 1.25:1.00 and < 1.50:1.00	0.25%	2.625%
IV	> 1.50:1.00	0.50%	2.875%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

In addition to the determination of the margins as set forth above, if any financial statements delivered to Agent reflect that Fixed Charge Coverage Ratio is less than 1.10:1.00, the Applicable Margin in effect shall be increased by 0.50% effective on the first day of the calendar month following delivery of such financial statements and continuing until a subsequent financial statements and compliance certificate are delivered as set forth above, reflecting a Fixed Charge Coverage Ratio equal to or in excess of 1.10:1.00.

E.                 The definition of “Colonial Revolver Termination Date” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Colonial Termination Date: October 8, 2017.

F.                  The definition of “Consumer Finance Laws” is hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

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Consumer Finance Laws: all Applicable Laws governing or relating to the extension of consumer credit, the creation of a security interest in personal property or a mortgage in real property in connection with the consumer credit, the collection of consumer debt and the protection of consumers’ interests in connection with consumer credit transactions (including with respect to the advertising, solicitation, underwriting, origination, assignment, administration, servicing and collection thereof), including without limitation, any usury laws, any privacy laws, discriminatory lending laws, predatory lending laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, and Fair and Accurate Credit Transactions Act, the Equal Credit Opportunity Act and any regulations related thereto, the Fair Debt Collections Practices Act, RESPA, the Magnuson-Moss Warranty Act, the Servicemember’s Civil Relief Act, the Gramm-Leach-Bliley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Federal Trade Commission’s Rules and Regulations, the rules and regulations promulgated by the Consumer Financial Protection Bureau (including Regulations B, M, N, O P, V, X and Z) and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

G.                The definition of “Credit Guidelines” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Credit Guidelines: Borrowers’ guidelines (delivered to Agent prior to the Closing Date) which state in detail the credit criteria used by Borrowers in determining the creditworthiness of Contract Debtors and the collection criteria used by Borrowers in collection of amounts due from Contract Debtors.

H.                The definition of “Distribution” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind and for the purpose of calculating Fixed Charges, net of proceeds from exercise of stock options); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

I.                   Clause (l) of the definition of “Eligible Vehicle Contracts” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety by deleting and replacing it with the following:

(l) (A) the original term of the Vehicle Contract is not more than 60 months, (B) if the original term of the Vehicle Contract is greater than 36 months but no greater than 42 months (“Medium Term Contracts”), then the aggregate amount of Colonial Net Eligible Contract Payments attributable to such Medium Term Contracts at no time exceeds 10% of the Colonial Net Balance, and (C) if the original term of the Vehicle Contract is greater than 42 months but no greater than 60 months (“Long Term Contracts”), then the aggregate amount of Colonial Net Eligible Contract Payments attributable to such Long Term Contracts at no time exceeds 5% of the Colonial Net Balance;

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J.                   The definition of “Permitted Asset Disposition” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent for application to the Obligations, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $100,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) Permitted Sale/Leaseback; (f) a Permitted Contract Sale; or (g) approved in writing by Agent and Required Lenders.

K.                Upon the effectiveness of this Amendment, the consent of Agent and Lenders with respect to “Vehicle Contract Sales” (as set forth in that certain Amendment No. 4 to Amended and Restated Loan and Security Agreement by and between Agent, Lenders and Borrowers dated as of February 13, 2014) is no longer effective and the definition of “Permitted Contract Sale” is hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

Permitted Contract Sale: A sale of Vehicle Contracts to a third party approved Agent (which approval will not be unreasonably withheld) and its Affiliates which satisfy the following conditions:

(a) immediately before and after giving effect to each such sale, no Default or Event of Default exists,

(b) each Vehicle Contract disposed pursuant to such sale is not an Eligible Vehicle Contract or the original term of the Vehicle Contract is in excess of 36 months,

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(c) the cash consideration received by ACM for each Vehicle Contract disposed pursuant to such sale is equal to or greater than ACM’s investment plus costs with respect to such Vehicle Contract and such cash consideration is paid to ACM in full promptly after the consummation of such sale, and

(d) each such sale is non-recourse to Borrowers or their Affiliates except for ACM’s repurchase obligations set forth in the documents evidencing the applicable sale which is to be exercised solely with respect to Vehicle Contracts which do not satisfy the representations and warranties set forth in the documents evidencing the applicable sale.

L.                 The definition of “Permitted Distributions” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Permitted Distributions: Distributions by

(i) the Subsidiaries of Parent to Parent in an aggregate amount not greater than $50,000 per year in order to provide the funds necessary for Parent to repay its obligations under the AFI Note, so long as no Default or Event of Default exists immediately before and after giving effect to such Distribution, and

(ii) Parent to its Equity Interest Holders in order to repurchase Parent’s stock from such holders so long as:

(a) (1) immediately before and after giving effect to such repurchase, the aggregate amount of such repurchases consummated after the Amendment No. 5 Effectiveness Date does not exceed $40,000,000 (net of proceeds received from exercise of stock options),

(2) the sum of: (w) the amount under clause (b) of the Colonial Borrowing Base minus the principal balance of all Colonial Revolver Loans, and (x) the amount of the ACM-TCM Borrowing Base minus the principal balance of all ACM-TCM Revolver Loans, immediately after giving effect to such repurchase is equal to or greater than 30% of the sum of (y) the amount under clause (b) of the Colonial Borrowing Base, and (z) the amount of the ACM-TCM Borrowing Base, immediately after giving effect to such repurchase, and

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(3) no Default or Event of Default exists immediately before and after giving effect to any such repurchase, or

(b) if such repurchase is not permitted under clause (ii)(a) above,

(1) immediately before and after giving effect to such repurchase (net of proceeds received from exercise of stock options), the aggregate amount of such repurchases does not exceed 75% of the consolidated net income of Parent and its Subsidiaries measured on a trailing twelve month basis, and

(2) no Default or Event of Default exists immediately before and after giving effect to any such repurchase; provided, that no Distributions under clause (ii) above shall be permitted if immediately before and after giving effect thereto the sum of the Colonial Availability and ACM-TCM Availability is less than 12.5% of the aggregate Revolver Commitments.

M.               The definition of “Vehicle Contract Compliance Requirements” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Vehicle Contract Compliance Requirements: all Applicable Laws (including Consumer Finance Laws) established from time to time by any local, state or federal agency with respect to the form and substance of consumer finance contracts, including but not limited to Regulation Z of the Truth in Lending Act (TILA) of 1968.

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N.                Section 9.1.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

9.1.13 Compliance with Laws. Parents and its Subsidiaries are in compliance in all material respects with all Applicable Laws (including Consumer Finance Laws) and material to the conduct of its business and operations; each Borrower possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s execution and performance of the Loan Documents.

O.                Section 10.1.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

10.1.5 Compliance with Laws. (a) Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Parent or any of its Subsidiaries, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

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(b) Comply in all material respects with all Consumer Finance Laws and Vehicle Contract Compliance Requirements, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers relating to consumer credit; and notify Administrative Agent immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such Consumer Finance Laws or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority (which Agent will thereafter deliver to Lenders).

P.                  Section 10.1.15 is hereby added to the Loan Agreement as follows:

10.1.15 Credit Guidelines. Borrowers’ Credit Guidelines shall at all times comply in all material respects with all requirements of Applicable Law (including, but not limited to, Consumer Finance Laws and laws relating to usury, truth-in-lending, fair lending, predatory and abusive lending, consumer credit protection, fair credit reporting, equal credit opportunity, unfair and deceptive practices and disclosure obligations related thereto).

Q.                Section 10.2.1 of the Loan Agreement is hereby amended by adding clause (k) thereto as follows:

(k) Debt consisting of deferred employee compensation incurred in the Ordinary Course of Business.

R.                 Section 10.2.22 of the Loan Agreement is hereby amended and restated in its entirety as follows:

10.2.22 Credit Guidelines. Make any changes in the Credit Guidelines which were provided to and reviewed by Agent and Lenders prior to the Closing Date without prior written notice to Agent (it being understood and agreed that Agent may lower advance rates, establish Availability Reserves or adjust the criteria of ineligibility in the definition of “Eligible Contracts” based on (and reasonably related to) such change in the Credit Guidelines).

S.                  Section 10.2.26 of the Loan Agreement is hereby amended and restated in its entirety as follows:

10.2.26 Reserved.

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II.                Post Effectiveness Requirements. Within 30 days after the date of this Amendment (or such longer time period as approved by Agent), Borrowers shall provide to Agent a written opinion of counsel, in form and substance and by a law firm satisfactory to Agent, with respect to the compliance of Borrowers’ form Contracts (in each state where such Contract is used) with the applicable Consumer Finance Laws.

III.             Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

A.                Amendment. Fully executed copies of this Amendment signed by Parent, Borrowers and Lenders shall have been delivered to Agent.

B.                 Other Documents. Borrowers shall have executed and delivered to Agent such other documents and instruments as Agent may reasonably require.

IV.             Miscellaneous.

A.                Survival of Representations and Warranties. All representations and warranties made in the Loan Agreement or any other document or documents relating thereto, including, without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or the Lenders shall affect the representations and warranties or the right of Agent or the Lenders to rely thereon.

B.                 Reference to Loan Agreement. The Loan Agreement, each of the Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

C.                 Loan Agreement Remains in Effect. The Loan Agreement and the Loan Documents, as amended hereby, remain in full force and effect and Parent and each Borrower ratifies and confirms its agreements and covenants contained therein. Parent and each Borrower hereby confirms that to the best of its knowledge no Event of Default or Default exists.

D.                Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

E.                 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

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F.                  Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

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G.                NO ORAL AGREEMENTS. THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN LENDERS, AGENT AND BORROWERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AGENT, LENDERS AND BORROWERS.

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IN WITNESS WHEREOF, the parties have executed this Amendment under seal on the date first written above.

BORROWERS:
COLONIAL AUTO FINANCE, INC., an Arkansas corporation
By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Vice President

AMERICA’S CAR MART, INC., an Arkansas corporation
By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Vice President

TEXAS CAR-MART, INC., a Texas corporation
By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Vice President

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

PARENT:
AMERICA’S CAR-MART, INC., a Texas corporation
By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	CFO

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

AGENT AND LENDERS:
BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Carlos Gil
Name:	Carlos Gil
Title:	Senior Vice President

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

BOKF, NA D/B/A BANK OF ARKANSAS, as Lender
By:	/s/ Jacob Hudson
Name:	Jacob Hudson
Title:	Vice President

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Stephen D. Anderson
Name:	Stephen D. Anderson
Title:	VP

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

ARVEST BANK, as Lender
By:	/s/ Robert Bresnahan
Name:	Robert Bresnahan
Title:	AVP

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Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement

COMMERCE BANK, as Lender
By:	/s/ Aaron Stone
Name:	Aaron Stone
Title:	Vice President

Signature Page to Amendment No. 5 to Amended and Restated Loan and Security Agreement